Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Regis Corporation dated as of December 28, 2023 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

November 1, 2023	1,000	$11.62
November 6, 2023	1,000	$12.04
November 8, 2023	800	$9.80
November 14, 2023	2,200	$9.90
November 20, 2023	1,150	$7.90
November 29, 2023	900	$7.50

December 4, 2023	1,800	$7.16
December 11, 2023	2,000	$10.05
December 14, 2023	1,400	$7.65
December 19, 2023	2,000	$6.80
December 20, 2023	1,850	$6.08